Exhibit 99.2

Avance, Basel GmbH — Confidential

FAIRNESS OPINION

regarding the

Proposed Global License Agreement for VXM01

among

OSR Holdings, Inc. and Vaximm AG

(collectively, the “Licensor”)

and

BCM Europe AG

(the “Licensee”)

AVANCE, BASEL GMBH

Basel, Switzerland

April 21, 2026

C O N F I D E N T I A L

TABLE OF CONTENTS

I.	Introduction	1
II.	The Transaction	2
III.	Scope and Limitations	4
IV.	Materials Reviewed	5
V.	Description of VXM01	6
VI.	Valuation Methodology	7
VII.	Standalone Risk-Adjusted Net Present Value	8
VIII.	Monte Carlo Simulation	9
IX.	Comparable Transaction Analysis	10
X.	Analysis of the Proposed Consideration	11
XI.	The Equity Participation Right	14
XII.	The Negative Delta Recovery Mechanism	15
XIII.	Conclusion of Fairness	16
XIV.	Opinion	18

- i -

I.	INTRODUCTION

April 21, 2026

The Board of Directors

OSR Holdings, Inc. and Vaximm AG

NASDAQ: OSRH

Members of the Board:

Avance, Basel GmbH (“Avance,” “we,” or “us”) has been retained by the Board of Directors (the “Board”) of OSR Holdings, Inc. (“OSRH” or the “Company”) to render our opinion as to the fairness, from a financial point of view, to (i) Vaximm AG (“Vaximm”), (ii) OSR Holdings, Inc., and (iii) the holders of OSRH common stock other than BCME, its affiliates, and any person acting in concert with BCME (Unaffiliated Shareholders) (collectively, the “Protected Parties”), of the financial terms and overall consideration following from the Binding Term Sheet dated March 23, 2026 (the “Term Sheet”), by and among OSRH, Vaximm (collectively, the “Licensor”), and BCM Europe AG (“BCME” or the “Licensee”), providing for, among other things, the exclusive, worldwide, sublicensable licensing of VXM01 (the “Asset”) to BCME (the “Transaction”).

The Transaction constitutes a related-party transaction within the meaning of applicable securities laws and regulations, as Vaximm is a wholly-owned subsidiary of OSRH, and BCME is the largest shareholder of OSRH. BCME is acting through a dedicated investment vehicle tentatively named BCM Decentralized Science Investors I, LP (the “Fund”). As set forth in Section 15 of the Term Sheet, the Parties have required that an independent third-party valuation firm provide a written fairness opinion as a condition to the binding effectiveness of the Term Sheet.

This opinion (the “Opinion”) addresses solely whether the financial terms and overall consideration contemplated by the Term Sheet are fair, from a financial point of view, to the Protected Parties. This Opinion does not address the underlying business decision of the Board or any other party to proceed with the Transaction, nor does it constitute a recommendation to any stockholder of OSRH as to how such stockholder should vote or act in connection with the Transaction or any related matter.

II.	THE TRANSACTION

The material terms of the Transaction, as set forth in the Term Sheet and as we understand them and known to us as per the date of this document following public information and information shared by the management of the Licensor, are summarized below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet. In the chapters that follow, we analyse each of the financially relevant components of the Transaction in detail, including the valuation of the Asset, the proposed milestone and royalty structures, and the additional consideration elements, and provide our assessment of the fairness of each.

A.	Grant of License

Pursuant to Section 3 of the Term Sheet, Vaximm AG grants to BCME an exclusive, worldwide, sublicensable license to VXM01 for all indications, including the rights to develop, register, manufacture, commercialize, co-promote, and out-license VXM01, as well as the right to engage any Ultimate Licensee of the Licensee’s choosing. All existing and future intellectual property of Vaximm relating to VXM01 is included within the scope of the license. The Licensee’s business model is that of a financial and licensing intermediary: the Fund will have VXM01 developed to the extent necessary to negotiate and conclude an Ultimate License Agreement with a global pharmaceutical company. It will pass through downstream royalty economics to OSRH subject to the mechanisms described below.

B.	Financial Consideration

Development Financing Facility. Pursuant to Section 4.1, OSRH shall provide Vaximm a development financing facility of up to $30,000,000, drawable as needed to support clinical development of the Asset. Because OSRH is the sole shareholder of Vaximm, and both entities jointly constitute the Licensor for purposes of the Transaction, this facility represents an intercompany capital allocation. Accordingly, we have not treated this facility as a component of the licensing consideration, and it has been excluded from our fairness analysis. We note that this treatment is appropriate because any economic benefit or burden associated with the facility flows between entities that, for purposes of this analysis, represent a single economic interest.

Clinical, Regulatory and Commercial Milestones. Pursuant to Section 4.2, the Fund shall pay to OSRH up to $815,000,000 in milestone payments upon achievement of specified clinical, regulatory, and commercial milestones, the details of which are to be set forth in the definitive Global License Agreement (the “Definitive Agreement”)..

Royalty Pass-Through and Delta Recovery. Pursuant to Section 5, all downstream royalty economics received by the Licensee from any Ultimate Licensee shall be treated as follows: (a) milestones received from the Ultimate Licensee shall be retained by the Licensee but applied solely to calculate the Negative Milestone Delta; (b) the Licensee shall be entitled to full priority recovery of such delta (including a Minimum Preferred Return accruing at up to 15% per annum, compounded) using 100% of all royalties received from the Ultimate Licensee; and (c) upon full recovery of the Negative Milestone Delta, the Licensee shall pass through 100% of all subsequent royalty payments to OSRH, retaining no ongoing royalty spread or economic participation.

Equity Participation Right. Pursuant to Section 6 of the Term Sheet, OSRH retains an option to issue up to $15,000,000 of OSRH common stock to the Fund at a price of $10.00 per share, exercisable at OSRH’s sole discretion no earlier than six months following execution of the Definitive Agreement. The stated issuance price represents a premium of approximately 1,567% to the current market price of approximately $0.60 per share.

Blockchain-Based Royalty Participation. We note that the Term Sheet contemplates a blockchain-based royalty participation mechanism utilizing tokenized asset certificates (“TAC tokens”). We understand from the Term Sheet that this mechanism becomes operative only upon the drawing of capital by Vaximm AG under the development financing facility. As of the date of this Opinion, we have not been provided with sufficient information regarding the detailed workings, governance structure, economic mechanics, or distribution methodology of the TAC token mechanism to form an independent view as to its fairness or its impact on the economic entitlements of the Protected Parties. Accordingly, we can not express an opinion on the fairness of the blockchain-based royalty participation mechanism, and this Opinion does not address or rely upon any value attributable to or derived from such mechanism. We note that either there should be a condition precedent for the Definitive Agreement to perform a separate fairness opinion covering the TAC token mechanism, with suspension of TAC-token activation until delivered; or (ii) delete the TAC mechanism from the Transaction. In summary, this element is excluded from the scope of this fairness opinion.

C.	Term

The license term continues until the earlier of (a) the expiration of all patents relating to VXM01 worldwide, or (b) the final commercial royalty payment from the Ultimate Licensee. Either party may terminate for uncured material breach (subject to a 60-day cure period), bankruptcy or dissolution, or regulatory prohibition. Upon termination, all license rights revert to Vaximm.

III.	SCOPE AND LIMITATIONS

In connection with rendering this Opinion, we wish to bring to the Board’s attention the following qualifications, assumptions, and limitations, each of which is integral to and should be read in conjunction with our conclusions:

(a) This Opinion addresses solely the fairness of the financial terms and overall consideration contemplated by the Term Sheet from a financial point of view. We express no opinion as to (i) the merits of the underlying decision by the Board or any other party to enter into the Transaction, (ii) any cross-border tax, accounting, legal, or regulatory matters arising from the Transaction, (iii) the prices at which shares of OSRH common stock may trade following the announcement, execution, or consummation of the Transaction, or (iv) the fairness of the Transaction to the Licensee or to any other party not identified as a Protected Party.

In this regard we note that we have not been engaged on nor have any knowledge of alternatives considered by the Board or regarding any communications with BCME regarding withdrawal of support for OSRH if the Transaction were not approved.

We have not been asked to, and do not, express any opinion as to the scientific merit, clinical efficacy, safety profile, or regulatory approvability of VXM01 or any other pharmaceutical asset of the Parties. Our analysis relies upon the clinical and scientific assumptions provided to us by the management of OSRH and Vaximm, including the probability-of-success estimates and development timelines set forth in the Projections, and we have assumed such information to be accurate and complete for purposes of this Opinion without independent verification. We express no view as to the likelihood or timing of clinical or regulatory success.

(b) This analysis is predicated upon a Term Sheet containing high-level commercial terms. The Definitive Agreement has not yet been negotiated and are expected to include, inter alia, customary protective clauses in the interest of the Licensor, including anti-shelving provisions, development diligence obligations, audit and inspection rights, change-of-control protections, intellectual property safeguards, and rights with respect to the Ultimate License Agreement. The inclusion or exclusion of such terms may have a material impact on the value delivered to the Licensor, and therefore we express no view as to the final terms of the Definitive Agreement.

(c) We note that the fairness of a licensing transaction involving clinical-stage pharmaceutical assets is not susceptible to a single-point determination. The valuation of such assets is inherently dependent upon assumptions regarding, among other things, the probability of clinical and regulatory success, peak revenue potential, discount rates, and comparable transaction benchmarks. This Opinion evaluates whether the proposed terms fall within the range of outcomes that a reasonable, informed party would consider fair in an arm’s-length negotiation.

(d) All valuations, cash flow projections, and financial analyses set forth herein have been prepared on a pre-tax basis. Tax consequences may materially affect the actual economics of the Transaction and should be assessed independently by the Parties and their respective tax advisors.

(e) We have not been asked to, and do not, express any opinion as to the value of any assets or liabilities (contingent or otherwise) of any of the Parties outside the scope of the Opinion, nor have we made any independent assessment of the solvency or fair value of any Party under any applicable laws relating to bankruptcy, insolvency, or similar matters.

(f) Add a Scope & Limitations subsection disclosing: (i) the current market capitalization and liquidity of OSRH; (ii) alternatives considered by the Board and reasons for rejection; (iii) any communications with BCME regarding withdrawal of support for OSRH if the Transaction were not approved.

IV.	MATERIALS REVIEWED

In connection with this Opinion, we have, among other things:

(i)	reviewed the Binding Term Sheet dated March 23, 2026, among OSRH, Vaximm AG, and BCME, together with all exhibits, schedules, and ancillary documentation furnished to us;

(ii)	reviewed certain internal financial projections, revenue models, and clinical development plans for VXM01 in the GBM and PDAC indications, including territory-level revenue forecasts for the United States, EU5, and Japan, as prepared and furnished to us by the management of OSRH and Vaximm (the “Projections”);

(iii)	reviewed certain publicly available business and financial information concerning OSRH, including filings with the U.S. Securities and Exchange Commission, equity research, and historical market data;

(iv)	reviewed the product valuation report of VXM01 drafted by Venture Valuation AG as per February 2026;

(v)	analysed a proprietary database of 838 pharmaceutical licensing transactions, from which we identified 349 oncology-specific transactions and selected 27 Tier 1 (Solid Tumor Phase II) and 6 Tier 2 (Pancreatic/Glioblastoma) comparable transactions for benchmarking purposes;

(vi)	reviewed published industry benchmarks and academic literature regarding oncology licensing deal structures, including data on upfront payments, milestone structures, royalty rates, and licensor/licensee value splits;

(vii)	constructed independent risk-adjusted net present value (“rNPV”) models for both the GBM and PDAC indications, supplemented by a Monte Carlo simulation framework comprising 10,000 iterations;

(viii)	held discussions with members of senior management of OSRH and Vaximm regarding the clinical development status, competitive landscape, intellectual property position, and commercial potential of VXM01; and

(ix)	performed such other financial studies, analyses, and investigations as we deemed appropriate for purposes of this Opinion.

We have assumed and relied upon, without independent verification, the accuracy and completeness of all financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by us for purposes of this Opinion. We have not undertaken any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of any of the Parties. With respect to the Projections, we have been advised by the management of OSRH that such Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of such management as to the future financial performance of VXM01. We have independently stress-tested the management Projections against consensus/market models which we have reflected in our analysis.

V.	DESCRIPTION OF VXM01

VXM01 is a proprietary oral cancer immunotherapy platform developed by Vaximm, targeting vascular endothelial growth factor receptor 2 (VEGFR-2). The platform employs a novel oral T-cell vaccine mechanism designed to stimulate an immune response against tumor vasculature, an approach with potential applicability across a broad range of solid tumor types. VXM01 is being developed for two primary indications:

Glioblastoma Multiforme (“GBM”). GBM is the most aggressive primary malignancy of the central nervous system, characterized by a median overall survival of approximately 15 months under current standard of care. VXM01 is at the Phase 2b-ready stage for GBM. Based on the Projections, first commercial revenues in the United States are anticipated in 2028, with EU5 launches projected for 2032 and Japan for 2033. Base case nominal peak revenues are estimated at approximately $286 million per annum across all territories.

Pancreatic Ductal Adenocarcinoma (“PDAC”). PDAC remains among the most lethal of all solid malignancies, with a five-year survival rate below 12%. VXM01 is at an earlier development stage for this indication. Based on the Projections, first commercial revenues are anticipated in 2034 across the United States and EU5, and in 2035 for Japan. Base case nominal peak revenues are estimated at approximately $1,190 million per annum, reflecting a substantially larger addressable patient population.

The dual-indication profile of VXM01 is a distinguishing feature of the Asset, providing both near-term clinical catalysts through GBM (which is closer to potential regulatory approval) and material long-term value through PDAC.

VI.	VALUATION METHODOLOGY

In arriving at our Opinion, we employed the following valuation methodologies, which are consistent with standard practice for the evaluation of pharmaceutical licensing transactions involving clinical-stage oncology assets:

A.	Risk-Adjusted Net Present Value Analysis

We constructed independent rNPV models for each of the GBM and PDAC indications. The rNPV methodology, which is the industry-standard approach for valuing clinical-stage pharmaceutical assets, involves discounting projected future cash flows by both a risk-free time-value discount factor (the weighted average cost of capital, or “WACC”) and stage-specific cumulative probabilities of clinical and regulatory success (“PoS”). Our models incorporate territory-level revenue projections for the United States, EU5, and Japan; cost structures including cost of goods sold (“COGS”), research and development expenditures (“R&D”), and selling, general and administrative expenses (“SG&A”); and phase-specific probability adjustments based on published oncology benchmarks.

B.	Monte Carlo Simulation

To quantify the uncertainty inherent in single-point rNPV estimates, we supplemented the deterministic analysis with a Monte Carlo simulation comprising 10,000 iterations. Five key input variables—peak sales factor, cumulative probability of success, WACC, COGS as a percentage of revenue, and SG&A as a percentage of revenue—were modelled using triangular distributions defined by minimum, mode, and maximum parameters reflecting expert judgment, published benchmarks, and the range of assumptions we considered reasonable.

C.	Comparable Transaction Analysis

We analysed a comprehensive set of comparable oncology licensing transactions to benchmark the proposed terms against prevailing market practice. From a universe of 838 transactions, we filtered to 349 oncology-specific deals and selected two tiers of comparables: Tier 1 comprising 27 Solid Tumor Phase II transactions, and Tier 2 comprising 6 Pancreatic/Glioblastoma-specific transactions. We considered, among other metrics, upfront payments, milestone structures, total biopharmaceutical deal values, royalty rates, and geographic scope.

D.	Value Split Analysis

We evaluated the proposed consideration against industry-benchmarked licensor/licensee value splits. For Phase II oncology assets, published benchmarks and our proprietary data indicate that the licensor typically captures 30–40% of risk-adjusted net present value, with the licensee retaining the balance in exchange for assuming substantially all remaining development, regulatory, and commercialization risk and cost. We modelled both a 40/60 split (upper benchmark) and a 30/70 split (lower benchmark) to establish the range of consideration that would be appropriate for the Protected Parties.

VII.	STANDALONE RISK-ADJUSTED NET PRESENT VALUE

A.	Base Case Assumptions

The following table summarizes the key assumptions underlying our base case standalone rNPV models:

Parameter	GBM	PDAC	Basis
WACC	15.0%	15.0%	Clinical-stage biotech hurdle rate
PoS — Phase II	45.0%	45.0%	Oncology Phase II historical benchmark
PoS — Phase III	24.0%	24.0%	Oncology Phase III historical benchmark
Cumulative PoS (commercial)	10.8%	10.8%	Product of phase-specific probabilities
COGS (% of net revenue)	12.0%	12.0%	Biologics manufacturing benchmark
Steady-state SG&A (% of rev.)	22.0%	22.0%	Oncology commercial cost benchmark
Pre-launch SG&A	$100M / 5 yr	$400M / 5 yr	Market scope and launch complexity
Aggregate R&D investment	~$78M	~$87M	Phase II through registration
Revenue territories	US, EU5, JP	US, EU5, JP	Three principal pharma markets
First revenue year	2028	2034	Clinical development timelines
Base peak revenue (nominal)	~$286M	~$1,190M	Market model

B.	Base Case Results

Under the base case assumptions set forth above, our standalone rNPV analysis yields the following results:

Indication	Standalone rNPV ($M)	Share of Combined	Peak Revenue ($M)
GBM	$20.6	21.4%	$286
PDAC	$75.9	78.6%	$1,190
Combined	$96.6	100.0%	—

PDAC accounts for approximately 79% of the combined rNPV, reflecting the substantially larger addressable market and higher peak revenue potential of that indication relative to GBM. The combined base case rNPV of $96.6 million is sensitive to assumptions regarding WACC, peak sales, and probability of success. Across a three-dimensional sensitivity matrix varying these three parameters, the combined rNPV ranges from a low of $20.8 million to a high of $325.8 million, underscoring the importance of the probabilistic approach described in the following section.

VIII.	MONTE CARLO SIMULATION

A.	Input Distributions

We performed a Monte Carlo simulation comprising 10,000 iterations to capture the joint uncertainty across all material valuation parameters simultaneously. Each of the five input variables listed below was modelled using a triangular distribution, defined by the minimum, mode, and maximum values set forth in the following table:

Input Variable	Distribution	Minimum		Mode		Maximum
Peak sales factor	Triangular	0.65	x	1.00	x	1.35	x
Cumulative probability of success	Triangular	5.0%		11.0%		22.0%
WACC (discount rate)	Triangular	10.0%		15.0%		22.0%
COGS (% of net revenue)	Triangular	8.0%		12.0%		16.0%
SG&A (% of net revenue)	Triangular	18.0%		22.0%		28.0%

B.	Summary of Results

The simulation yielded the following distributional statistics for the combined standalone rNPV of VXM01:

Statistic	Combined	GBM	PDAC
Mean (expected value)	$104.8M	$21.8M	$83.1M
Median (P50)	$93.4M	$19.2M	$74.2M
Standard deviation	$59.1M	$15.5M	$44.1M

C.	Selection of Fair Value Basis

We have selected the Monte Carlo median (50th percentile) of $93.4 million as the primary fair value basis for the Asset. In our judgment, the median is the more appropriate measure of central tendency for this distribution because (a) it is more robust than the mean ($104.8 million) to the influence of right-tail outliers, which are a characteristic feature of pharmaceutical asset valuations, and (b) it more closely approximates the most probable outcome in a right-skewed distribution. The interquartile range of $60.9 million to $137.7 million provides a reasonable confidence band within which the standalone value of VXM01 is most likely to reside, and forms the foundation for the value split analysis described in Section X below. If the mean value was selected, additional value would be available for calculating a higher royalty. Given the royalty pass-through mechanism when an Ultimate Licensee agreement is concluded, potential additional royalties will flow to Licensor.

IX.	COMPARABLE TRANSACTION ANALYSIS

A.	Comparable Universe and Selection Criteria

We analysed a proprietary database of 838 pharmaceutical licensing transactions to identify transactions comparable to the Transaction albeit that these transaction were concluded with an ultimate licensee (typically a large or mid-size pharma) rather than an intermediary party like Licensee. This should be kept in mind when analysing these comparables.. The universe was filtered first to oncology (n=349) and then tiered by relevance to VXM01. Tier 1 comprises 27 solid tumor Phase I/II through Phase II transactions with disclosed upfront and milestone amounts. Tier 2 comprises 6 transactions involving pancreatic cancer, glioblastoma, or other brain/glioma tumors across all development phases. A subset of each tier was further filtered to worldwide or near-worldwide geographic scope for enhanced comparability.

B.	Summary Statistics

Metric	Tier 1 All (n=27)	Tier 1 WW (n=20)	Tier 2 All (n=6)	Tier 2 WW (n=3)
Median upfront ($M)	$50	$55	$47	$25
Median milestones ($M)	$425	$450	$350	$195
Median total deal ($M)	$500	$850	$461	$220
Predominant royalty range	Double-digit	Double-digit	Double-digit	10%+

C.	Positioning of the Transaction

Total consideration. The proposed $815 million aggregate milestone package is within the range of total deal values observed in both tiers. For Tier 1 worldwide deals, the median total biopharmaceutical dollar amount is $850 million; for Tier 2 worldwide deals, $220 million. The Transaction’s total consideration, while toward the lower end of the Tier 1 worldwide distribution, is at the upper end of the Tier 2 range and is consistent with the clinical stage and dual-indication profile of the Asset.

Absence of upfront payment. The Transaction does not include an upfront payment, which positions it below the median upfront share for both Tier 1 and Tier 2. This structural departure from market convention is, in our view, offset by several countervailing factors: (i) the aggregate milestone amount is toward the higher end of the comparable range; (ii) the royalty pass-through mechanism preserves the Licensor’s full long-term economic interest in the commercial success of VXM01; (iii) the Equity Participation Right provides an additional, non-licensing value component to the Licensor; and (iv) the Licensee assumes effectively all remaining development risk and cost.

Royalty economics. The tiered royalty structure implied by our analysis (ranging from approximately 2% to 8% depending on net sales tiers) falls at the lower end of comparable royalty ranges, where double-digit tiered rates are predominant. However, the Transaction’s pass-through structure is fundamentally different from a conventional fixed royalty obligation: following delta recovery, the Licensor receives 100% of all royalties from the Ultimate Licensee. The actual royalty income to the Licensor is therefore expected to align with or exceed market benchmarks for approved oncology assets, which typically command high single-digit to low double-digit rates.

X.	ANALYSIS OF THE PROPOSED CONSIDERATION

A.	Value Split Framework

Based on published industry benchmarks and our proprietary transaction data, the licensor’s share of risk-adjusted NPV for Phase II oncology assets typically falls within the range of 30% to 40%, with the licensee retaining the balance. We have modelled both ends of this range:

Value Split	Licensor Share	Licensee Share	Licensor Target ($M)
40 / 60 (upper benchmark)	40%	60%	$37.4
30 / 70 (lower benchmark)	30%	70%	$28.0

The 40/60 split reflects a premium justified by the dual-indication profile of the Asset, the existing Phase 2b-ready clinical data for GBM, and the large addressable market for PDAC. The 30/70 split represents a conservative scenario that accounts for the significant remaining development risk borne entirely by the Licensee. At the Monte Carlo median of $93.4 million, the Licensor’s target share ranges from $28.0 million (at 30%) to $37.4 million (at 40%).

B.	Milestone Analysis

We note that the Term Sheet specifies an aggregate milestone amount of up to $815,000,000 but does not set forth a specific allocation of such amount among clinical, regulatory, and commercial milestones. The detailed milestone schedule, including the assignment of individual milestone amounts to specific clinical, regulatory, and commercial events, is to be determined in the Definitive Agreement. In the absence of a defined allocation, we have conducted scenario analyses to assess whether a range of plausible milestone allocations, when applied to the $815 million aggregate, would produce a risk-adjusted present value consistent with the Licensor’s fair share of asset value under the value split framework described above.

We modelled two illustrative milestone architectures at the 40/60 value split — a Balanced Scenario (24 milestones spanning Phase II, Phase III, filing, approval, first commercial sale and sales-based thresholds) and a Back-Loaded Scenario (18 milestones concentrating value in late-stage approval and sales-based events) — with the flat royalty rate calibrated in each case so that the total Licensor risk-adjusted present value equals the $37.4 million target share. The allocation significantly affects the risk-adjusted present value because earlier-stage milestones carry lower probability weighting but higher time-value, whereas later-stage sales-based milestones are higher in nominal amount but are discounted more heavily for both time and probability. The following two examples illustrate these architectures:

Example 1: Balanced Scenario (40/60 Split)

Milestone Category	Nominal ($M)	RA-PV ($M)	% of Licensor Share
Development (Phase II/III)	$47	—	—
Regulatory (Filing/Approval)	$93	—	—
Commercial / sales milestones	$675	—	—
Total	$815	$27.1	72.5%

Example 2: Back-Loaded Scenario (40/60 Split)

Milestone Category	Nominal ($M)	RA-PV ($M)	% of Licensor Share
Development (Phase III only)	$10	—	—
Regulatory (Approval only)	$30	—	—
Sales-based milestones	$775	—	—
Total	$815	$15.2	40.6%

Under Example 1 (Balanced Scenario), a balanced allocation of the $815 million milestone pool across 24 milestones spanning Phase II, Phase III, filing, approval, first commercial sale and sales-based thresholds results in a milestone risk-adjusted present value of approximately $27.1 million. This RA-PV represents approximately 72.5% of the Licensor’s 40% target share of $37.4 million, leaving a residual of approximately $10.3 million to be captured through a calibrated flat royalty of 3.70% on global net sales. Under Example 2 (Back-Loaded Scenario), the same $815 million pool is concentrated into 18 late-stage milestones (Phase III, approval and sales-based thresholds only), which carry lower probability weighting and heavier time discounting; the milestone RA-PV therefore declines to approximately $15.2 million, or 40.6% of the $37.4 million target share, with the remaining approximately $22.2 million captured through a higher calibrated flat royalty of 8.00%. Both examples demonstrate that the $815 million headline milestone package, when combined with a royalty rate calibrated to the chosen milestone architecture, delivers the Licensor’s full fair-value target; the relative weight of milestones versus royalty depends primarily on the timing and probability profile of the milestone schedule agreed in the Definitive Agreement.

C.	Royalty Rate Calibration

Using a residual value methodology, we derived the implied royalty rate required to close the gap between the RA-PV of milestones and the Licensor’s target share. The following table sets forth the calibrated flat royalty rates under four illustrative deal scenarios:

Scenario	Split	Milestone Structure	Calibrated Flat Royalty
A: Balanced	40 / 60	Mixed development, regulatory, and sales milestones	3.70%
B: Back-loaded	40 / 60	Minimal early milestones; sales-milestone-heavy	8.00%
C: Balanced	30 / 70	Mixed development, regulatory, and sales milestones	0.34%
D: Back-loaded	30 / 70	Minimal early milestones; sales-milestone-heavy	4.64%

We note that the calibrated flat royalty rate of 3.70% at the 40/60 balanced scenario, and 8.00% at the 40/60 back-loaded scenario, can alternatively be expressed as a tiered royalty schedule (for example, 2% on net sales up to $250 million, rising to 6–8% on net sales above $1 billion), provided the aggregate risk-adjusted present value of such tiered royalties remains equivalent. A tiered structure may better align the economic incentives of the Licensor and the Licensee by reducing the royalty burden during the early commercial period while allowing the Licensor to capture greater value at peak revenue levels.

D.	Deal Economics Summary

At our primary 40/60 value split and the Monte Carlo median fair value basis, the proposed balanced deal economics are as follows:

Component	Nominal ($M)	RA-PV ($M)	% of Licensor Share
Development milestones	$47	—	—
Regulatory milestones	$93	—	—
Commercial / sales milestones	$675	—	—
Total milestones	$815	$27.1	72.5%
Royalties (estimated)	Tiered	$10.3	27.5%
Total Licensor value (RA-PV)	—	$37.4	100.0%

We understand from management of Licensor that as per 04/19/26 it is contemplated to have the Example 1: Balanced Scenario (40/60 Split) as a basis for the final agreement. Hence we will focus on this scenario going forward.

XI.	THE EQUITY PARTICIPATION RIGHT

Pursuant to Section 6 of the Term Sheet, OSRH shall retain an option to issue up to $15,000,000 of OSRH common stock to the Fund at a price of $10.00 per share, exercisable at OSRH’s sole discretion no earlier than six months following execution of the Definitive Agreement. We have considered this Equity Participation Right as follows:

Premium to market. The stated issuance price of $10.00 per share represents a premium to the prevailing market price of approximately $0.60 per share as of the date of this Opinion. BCME’s willingness to acquire equity at this premium is a material signal of its commitment to the long-term value of the Asset and the OSRH enterprise.

Optionality retained by OSRH. The exercise of the Equity Participation Right is at OSRH’s sole discretion, providing the Company with the flexibility to raise capital at a substantial premium to market at a time and in circumstances of its choosing, while avoiding dilution of existing stockholders at depressed market prices.

Additive to licensing economics. The Equity Participation Right is structured as a component that is separate from and additive to the licensing consideration (milestones and royalties). It provides economic value to OSRH that is independent of the clinical or commercial success of VXM01 and, in our assessment, constitutes an unambiguously favourable factor for the Protected Parties.

Qualifications. We note that, upon exercise, BCME would receive shares of OSRH common stock carrying entitlements to the full OSRH enterprise, including all subsidiaries beyond Vaximm. The value implications of such equity issuance—including the potential dilutive effect on existing stockholders—are dependent upon OSRH’s enterprise value at the time of exercise and are outside the scope of this Opinion on the fairness of the licensing terms.

We have not performed, and have not been asked to perform, a formal option valuation; accordingly, we express no opinion on the dollar value, if any, of the Equity Participation Right, and the Board should not treat a premium-to-market figure as an indicator of value delivered. A formal option valuation should be obtained prior to any exercise decision.

XII.	THE NEGATIVE DELTA RECOVERY MECHANISM

Section 5.2 of the Term Sheet introduces a Negative Milestone Delta and Preferred Return Recovery Mechanism (the “Delta Mechanism”). Under this provision, the Licensee is entitled to full priority recovery of any shortfall between (i) the aggregate milestones paid to OSRH, plus (ii) a Minimum Preferred Return of up to 15% per annum compounded, minus (iii) the aggregate milestones received from the Ultimate Licensee. During the recovery period, the Licensee retains 100% of all royalty payments received from the Ultimate Licensee.

We have assessed the Delta Mechanism as follows:

Milestone payments are contractually fixed. The Delta Mechanism does not reduce, defer, or otherwise modify the milestone payments payable by the Fund to OSRH. Such payments, in an aggregate amount of up to $815 million, are contractually fixed and payable upon achievement of specified milestones, irrespective of the terms of any Ultimate License Agreement. The delta affects only the timing and quantum of royalty pass-through income.

Temporary deferral, not permanent reduction. The Delta Mechanism operates as a temporal deferral of royalty income to the Licensor, rather than a permanent reduction in economic entitlement. Upon full recovery of the Negative Milestone Delta (including the Preferred Return), 100% of all subsequent royalties flow directly and irrevocably to OSRH.

Mitigating factors. Several considerations mitigate the economic impact of the delta on the Licensor:

(a) Ultimate License agreements for approved oncology assets customarily command royalty rates in the high single-digit to low double-digit range, which would accelerate delta recovery; and (b) the 100% royalty pass-through post-recovery preserves the Licensor’s full long-term economic participation in the commercial success of VXM01.

Preferred Return of 15% per annum. We have assessed the reasonableness of the Minimum Preferred Return of up to 15% per annum, compounded, that accrues on the Negative Milestone Delta during the recovery period. In forming our view, we have considered the following benchmarks: (a) the cost of equity capital for clinical-stage biotechnology companies typically ranges from 15% to 25%, and the WACC applied in our own rNPV models is 15.0%, indicating that 15% is at the lower end of the range of required returns for investments carrying comparable risk; (b) institutional investors and venture capital funds targeting clinical-stage pharmaceutical assets customarily require annual returns in the range of 20% to 35%, reflecting the binary risk profile and long time horizons inherent in drug development; (c) debt providers and royalty monetization firms that advance capital against future pharmaceutical royalty streams typically demand yields of 12% to 18%, depending on the stage and quality of the underlying asset; and (d) the 15% Preferred Return applies only to the Negative Milestone Delta—that is, the net shortfall between milestones paid and milestones received—and not to the Licensee’s total investment in VXM01 development. Moreover, we note that the risk of identifying, negotiating, and concluding an Ultimate License Agreement with a global pharmaceutical company rests entirely with the Licensee, representing a material execution risk for which the Preferred Return serves as compensation. Taking these factors into account, we are of the opinion that the 15% per annum Preferred Return is reasonable and fair in the context of the Transaction.

Recommendation. While the Delta Mechanism does not, in our assessment, impair the overall fairness of the Transaction, we recommend that the Definitive Agreement incorporate (i) transparency requirements with respect to the terms of any Ultimate License Agreement, and (ii) periodic reporting obligations from the Licensee regarding the status of delta recovery. Such provisions would enhance the Licensor’s visibility into the timing and magnitude of royalty commencement.

XIII.	CONCLUSION OF FAIRNESS

Based upon and subject to the analyses, assumptions, qualifications, and limitations described herein, we have considered the following principal factors in arriving at our conclusions:

A.	Factors Supporting Fairness

(i) Consistency with standalone asset value. The Monte Carlo median standalone rNPV of VXM01 is $ 93.4 million. Under a 40/60 licensor/licensee split, the Licensor’s implied target share is $37.4 million. The risk-adjusted present value of the proposed milestone package ($27.1 million) combined with estimated royalties ($10.3 million) delivers aggregate Licensor value of approximately $37.4 million, meeting the Licensor’s target share in full. Under the more conservative 30/70 split, the Licensor’s target of $28.0 million would be more than satisfied by the milestones alone.

(ii) Consistency with comparable transactions. The proposed $815 million aggregate milestone amount falls within the range of total deal values observed in the comparable universe, including a median of $500 million for all Tier 1 deals and $850 million for Tier 1 worldwide deals. While the absence of an upfront payment departs from market convention, this structural difference is offset by the factors noted in Section IX.C above.

(iii) Preservation of long-term economic interest. The 100% royalty pass-through mechanism following delta recovery ensures that the Licensor’s long-term economic participation in the commercial success of VXM01 is fully preserved. This structure is, in our assessment, superior to a fixed royalty arrangement in scenarios where the Ultimate Licensee negotiates royalty terms in the high single-digit to low double-digit range, as is customary for approved oncology assets.

(iv) Licensee’s assumption of development risk. The Licensee assumes full financial responsibility for all remaining clinical development, regulatory submissions, and commercialization activities. This commitment eliminates the Licensor’s development-stage risk exposure and ensures that the remaining patent life of VXM01 is not eroded by funding constraints. The value of this commitment is substantial, particularly given the aggregate R&D and pre-launch investment exceeding $660 million implied by the Projections.

(v) Equity Participation Right. As discussed in Section XI, the Equity Participation Right at $10.00 per share (versus the current market price of approximately $0.60) is a purely additive, unambiguously favourable component that provides value to the Licensor independent of the licensing economics.

B.	Risk Factors and Countervailing Considerations

(i) Absence of upfront payment. The Transaction provides no immediate, non-contingent cash consideration to the Licensor at signing. All financial value of the licensing deal is contingent upon the achievement of future clinical, regulatory, and commercial milestones. This places the Licensor in a position of full dependency on the Licensee’s execution capability and financial commitment. However, from a cash perspective this effect can be mitigated by the equity option. In addition we note, that this dependency is not unique to the Transaction: absent any licensing arrangement, the Licensor would bear the entirety of the development risk and funding requirements itself, with no assurance of milestone-driven value realization.

(ii) Potential deferral of royalty income. The Delta Mechanism, including the 15% per annum Preferred Return accrual, may defer royalty pass-through income for a material period. The length of this deferral is dependent on the terms of the Ultimate License Agreement, which are not yet known.

(iii) Dependency on Ultimate Licensee. The economic model depends in material part on BCME’s ability to negotiate a favourable Ultimate License Agreement with a global pharmaceutical company. The terms, timing, and certainty of such downstream transaction are inherently uncertain.

(iv) Binding term sheet limitations. This analysis is predicated upon the Term Sheet, which is a binding but high-level instrument. The Definitive Agreement should incorporate the customary protective provisions discussed in Section III(b) above, the absence of which could adversely affect the value delivered to the Licensor.

C.	Conclusion on Fairness

Taking into account the totality of the analyses described herein, including the sensitivity of the valuation to key inputs and the range of assumptions we considered reasonable, we have determined that the financial terms and overall consideration contemplated by the Term Sheet are fair, from a financial point of view, to the Licensor and the Unaffiliated Shareholders. We note that the Term Sheet specifies an aggregate milestone amount of $815 million but does not prescribe a specific allocation among clinical, regulatory, and commercial events. The ultimate fairness of the milestone structure will depend in part on the allocation set forth in the Definitive Agreement. Based on our scenario analyses, we have determined that allocations consistent with the illustrative balanced example presented in Section X.D—and more broadly, allocations that are in line with industry benchmarks for oncology licensing transactions of comparable stage and profile—would result in milestone terms that we regard as fair. The Opinion is therefore conditional on the Definitive Agreement containing a milestone allocation substantially consistent with Example 1 (40/60 balanced) of Section X.D. We further note that a potential front-weighted allocation, placing higher milestone amounts on earlier clinical and regulatory events, would provide the Licensor with accelerated value capture, which is more favourable from the Protected Parties’ perspective. Conversely, a more back-ended allocation would not, in our assessment, fall outside the fairness range, given the royalty pass-through clause which ensures that the Licensor’s full long-term economic participation is preserved regardless of the milestone allocation.

XIV.	OPINION

Based upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, it is our opinion that, as of the date hereof, the financial terms and overall consideration contemplated by the Binding Term Sheet dated March 23, 2026, by and among OSR Holdings, Inc., Vaximm AG, and BCM Europe AG, are fair, from a financial point of view, to:

(i)	Vaximm AG;

(ii)	OSR Holdings, Inc.; and

(iii)	the stockholders of OSR Holdings, Inc.

This Opinion is necessarily based on economic, market, financial, and other conditions as they exist on, and the information made available to us as of, the date hereof. We assume no responsibility for updating, revising, or reaffirming this Opinion based on circumstances, developments, or events occurring after the date hereof.

This Opinion is for the information and benefit of the Board of Directors of OSRH in connection with its evaluation of the Transaction. This Opinion is not intended to be, and does not constitute, a recommendation to any stockholder of OSRH as to how such stockholder should vote or act with respect to the Transaction or any related matter. This Opinion may not be quoted, referred to, or disclosed, in whole or in part, without our prior written consent, except as required by applicable law or regulation.

We have acted as financial advisor to the Board solely for the purpose of rendering this Opinion and will receive a fixed fee for our services, no portion of which is contingent upon the execution or consummation of the Transaction or the conclusions reached herein. We have not been asked to, and this Opinion does not address, the relative merits of the Transaction as compared to any alternative transaction or business strategy that might be available to OSRH, or whether OSRH should engage in any transaction at all.

Very truly yours,

AVANCE, BASEL GMBH
Basel, Switzerland